Exhibit 99.(d)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form N-2 (No. 333-261239) of our report dated September 28, 2022, relating to the financial statements and financial highlights of RiverNorth Opportunities Fund, Inc., which appear in this Form N-CSR.

/s/ Cohen & Company, Ltd.

Cohen & Company, Ltd.

Milwaukee, Wisconsin

September 30, 2022